                                                                Exhibit 99.7(ix)

                         AUTOMATIC REINSURANCE AGREEMENT

                                     between

           THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                 (a corporation organized under the laws of the
                state of Delaware, having its principal place of
                       business in Boston, Massachusetts;
                 hereinafter referred to as the CEDING COMPANY)

                                       and

                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
        (a corporation organized under the laws of the state of Delaware, having its principal place of business in New York, New York;
                    hereinafter referred to as the REINSURER)

                 EFFECTIVE DATE OF THIS AGREEMENT: JULY 1, 2001
                 (hereinafter referred to as the EFFECTIVE DATE)

                              AGREEMENT NO. 2001-48

                                                   TABLE OF CONTENTS

PREAMBLE          ..............................................................................................    1
Article I.        Scope of Agreement............................................................................    1
Article II.       Commencement and Termination of Liability.....................................................    2
Article III.      Oversights and Clerical Errors................................................................    3
Article IV.       Net Amount at Risk............................................................................    4
Article V.        Reinsurance Premiums..........................................................................    6
Article VI.       Reinsurance Administration....................................................................    7
Article VII.      Settlement of Claims..........................................................................    9
Article VIII.     Treaty Reserve................................................................................   11
Article IX.       Recapture Privileges..........................................................................   12
Article X.        Inspection of Records.........................................................................   13
Article XI.       Insolvency....................................................................................   14
Article XII.      Negotiation...................................................................................   15
Article XIII.     Arbitration...................................................................................   16
Article XIV.      Right to Offset Balances Due..................................................................   18
Article XV.       Contract and Program Changes..................................................................   19
Article XVI.      Confidentiality...............................................................................   21
Article XVII.     Other Provisions..............................................................................   22
                      A.   Notifications........................................................................   22
                      B.   Assignment...........................................................................   22
                      C.   Severability.........................................................................   22
                      D.   Currency.............................................................................   22
Article XVIII.    Entire Agreement..............................................................................   23
Article XIX.      DAC Tax.......................................................................................   24
Article XX.       Duration of Agreement.........................................................................   25
Article XXI.      Execution of Agreement........................................................................   26


                                                 SCHEDULES AND EXHIBITS

      Schedule A           Plans of Reinsurance
      Schedule B           Investment Funds
      Schedule C           Required Data and Suggested Data Layout
      Exhibit I            Mortality Table/Projection Scale G
      Exhibit II           Benefit Limitation Rule
      Exhibit III          Annuitization Rate And Exposure Determination
      Exhibit IV           Confidentiality and Non-Disclosure Agreement
      Exhibit V            Wiring Instructions

                                    PREAMBLE

This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any contracts of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such contracts reinsured hereunder.

All provisions of this Agreement are subject to the laws of the State of Delaware.



                                   ARTICLE I.

                               SCOPE OF AGREEMENT


A. On and after the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, its share of the IBNAR (defined in Article IV), generated prior to termination of the REINSURER's liability (defined in Article II), by the Guaranteed Minimum Income Benefit (GMIB) provisions of the Guaranteed Retirement Income Program II (Income Program) within the variable annuity contracts issued by the CEDING COMPANY and reinsured hereunder (defined in Schedule A).

B. The REINSURER's maximum aggregate IBNAR (defined in Article IV) liability incurred in any one calendar year shall not exceed the lesser of:

     1. Eight Hundred (800) basis points of the REINSURER's Quota Share Percentage (defined in Schedule A) of the average aggregate IBB (defined in Schedule A) value inforce hereunder eligible to annuitize under the Income Program (i.e., those contracts past their waiting period, defined in Schedule A) over each respective calendar year of coverage. This average shall be calculated by way of a trapezoidal rule as shown in Exhibit II, and

     2. The total liability amount generated once the annual annuitization rate reaches twenty-two and one-half percent (22.5%) during the calendar year of coverage. This annuitization rate calculation is described in Exhibit III.

     The annuitization rate will be monitored as described in Article VI, Paragraph D.

C. The REINSURER's maximum IBNAR liability on any individual life reinsured hereunder shall be limited to one million dollars ($1,000,000) multiplied by the REINSURER's Quota Share Percentage.

D. This Agreement covers only the CEDING COMPANY's contractual liability for claims that are realized upon annuitization under the contractual terms of the Income Program within the variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER in accordance with the terms of this Agreement set forth in Article XV, Contract and Program Changes.

                                  ARTICLE II.

                    COMMENCEMENT AND TERMINATION OF LIABILITY


A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B. The liability of the REINSURER for all reinsured contracts under this Agreement may terminate in accordance with

     1.   the Duration of Agreement provisions of this Agreement set forth in
          Article XX, or

     2. the termination provisions set forth within Article VI, Administration, or

     3.  the Recapture Privileges set forth in Article IX.

C. For an individual contract, the liability of the REINSURER under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

     1. the date the owner elects to annuitize pursuant to other than the Income Program;

     2.   surrender or termination of the contract

     3. full withdrawal, including 1035 exchanges and qualified transfers when the CEDING COMPANY terminates the contract and releases the proceeds to the contract owner, beneficiary, annuitant or new carrier;

     4. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit, except when spousal continuance has been elected during the new business term of this Agreement as defined in Article XX, Paragraph A. On spousal continuance election the REINSURER's liability will be terminated upon death of the spouse;

     5. attainment of the maximum annuitization age or attained age 95, if earlier.

D. Upon annuitization under the Income Program, the liability of the REINSURER shall terminate, subject to the payment of a benefit claim that may be due in accordance with the IBNAR calculation as set forth in Article IV.

                                  ARTICLE III.

                         OVERSIGHTS AND CLERICAL ERRORS


A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VII, Settlement of Claims, of this Agreement.

                                  ARTICLE IV.

                               NET AMOUNT AT RISK


A. The IBNAR (Income Benefit Net Amount at Risk) for each variable annuity contract reinsured hereunder shall be equal to the following:

     IBNAR = Maximum [( IBB * ( MAPR / SAPR ) - Account Value), 0] * REINSURER's
              Quota Share Percentage

     where:

     -    The INCOME BENEFIT BASE (IBB) is as defined in Schedule A

     - The MINIMUM ANNUITY PURCHASE RATE (MAPR) per $1000 is calculated using the following assumptions:

              Mortality Table:              1983 IAM Valuation Table (see Exhibit I)
              Age Setback:                  None
              Mortality Improvement:        Projection Scale G for 35 years (see Exhibit I)
              Unisex Blend:                 Montana:  25% male/75% female
                                            All other states:  Sex distinct only
              Interest Rate:                2.5% all years
              Expenses:                     None
              Premium Taxes:                Applied by state of residence and market
              Age:                          Attained age nearest birthday on exercise date
              Frequency of Payment:         Monthly or quarterly or annually
              Annuity Form:                 Limited to a Life Annuity with a 10 Year Period Certain or Joint and
                                            Survivor Life Annuity with 20 Year Period Certain.
                                            For qualified plans: period certain to meet IRS requirement.

     - The SETTLEMENT ANNUITY PURCHASE RATE (SAPR) per $1000, which is used at time of annuitization for reinsurance claims settlement, is calculated using the following assumptions:

              Mortality Table:              1983 IAM Basic Table (see Exhibit I)
              Age Setback:                  None
              Mortality Improvement:        Projection Scale G until year of annuitization (see Exhibit I)
              Unisex Blend:                 Montana:  100% male
                                            All other states:  Sex distinct only
              Interest Rate:                The yield on the most recently auctioned 7-Year U.S. Treasury
                                            Security (i.e., "on-the-run"), as posted in the Wall Street Journal, at the beginning of the month in which annuitization occurs minus 35
                                            Basis Points.  That interest rate shall never be less than 1.5%.  If there is

                         ARTICLE IV, NET AMOUNT AT RISK
                                   (Continued)



                                            no recent 7-Year U.S. Treasury
                                            Security posted, then the linear
                                            interpolation of the 5-Year and
                                            10-Year U. S. Treasury Security as
                                            posted by the Wall Street Journal
                                            will be used in lieu of the 7-Year
                                            rate. The 7-Year linear interpolated
                                            rate will be calculated using 60% of
                                            the 5-Year rate plus 40% of the
                                            10-Year rate.
              Expenses:                     None
              Premium Taxes:                Applied by state of residence and market
              Age:                          Attained age nearest birthday on exercise date
              Frequency of Payment:         Monthly or quarterly or annually
              Annuity Form:                 Limited to a Life Annuity with a 10 Year Period Certain or Joint and
                                            Survivor Life Annuity with 20 Year Period Certain.
                                            For qualified plans: period certain to meet IRS requirement.

B. The actual annuity purchase rates offered by the CEDING COMPANY at time of annuitization under the Income Program may differ from those defined above. The annuity rates defined above are used for settlement of reinsurance claims only.

C. Premium taxes will be applied on a consistent basis between the MAPR and SAPR to calculate the IBNAR.

D. The IBNAR for each contract reinsured hereunder shall be calculated as of the last day of each calendar month prior to the termination of liability contingencies set forth in Article II.

                                   ARTICLE V.

                              REINSURANCE PREMIUMS


A. The Reinsurance Premium is an asset-based reinsurance premium applied to the average aggregate IBB value for the reporting period multiplied by the REINSURER's Quota Share Percentage. The reporting period is monthly.

B. The annualized reinsurance premiums are shown below and are expressed in terms of basis points. They shall be applied on a monthly basis by utilizing one-twelfth (1/12th) of the annualized rates.

                                       Issue         Reinsurance Premium       Guaranteed Maximum
     Income Program                    Ages            (Basis Points)            (Basis Points)
     ---------------                   -----         -------------------       ------------------
     Income Program Rider              0-75                 41.5                      135.0

     Income Program Rider              76-85                15.5                       50.5

     The current reinsurance premium rate shall be in effect for a minimum of fifteen (15) years from the EFFECTIVE DATE of this Agreement. Thereafter, the reinsurance premium may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

C. The total Reinsurance Premium due and payable in the first month shall at least equal three thousand dollars ($3,000) for this Agreement, the complementary GMDB Agreement No. 2001-47, Agreement No. 2000-14, Agreement No. 2001-41 and Agreement No. 2001-41NY, combined. Thereafter, the minimum reinsurance premium that is due and payable shall increase by nine hundred dollars ($900) for each month after the first month until it reaches seven thousand five hundred dollars ($7,500), for the combined agreements, six months after the EFFECTIVE DATE. The total reinsurance premium that is due and payable for the combined agreements in any month thereafter shall at least equal seven thousand five hundred dollars ($7,500).

D. The reinsurance rates and the premium structure described above are subject to change based on the criteria described in Article XV, Contract and Program Changes.

                                  ARTICLE VI.

                           REINSURANCE ADMINISTRATION


A. The CEDING COMPANY acknowledges the importance of supplying timely and accurate data, as defined herein, to enable the REINSURER to manage effectively the risk associated with the products reinsured hereunder. Therefore, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will take all necessary steps to furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month.

B. Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate Summary Statement containing the following:

     1. reinsurance premiums due to the REINSURER summarized separately for each Income Program premium class as shown in Article V;

     2. benefit claim reimbursements under the contractual terms of the Income Program that are due to the CEDING COMPANY;

     3.   month end date for the period covered by the Summary Statement.

C. Payments between the CEDING COMPANY and the REINSURER shall be paid net of any amount due and unpaid under this Agreement. If the net balance is due to the REINSURER, the amount due shall be remitted with the Summary Statement, but no later than thirty (30) days from the month end date for the period covered by the Summary Statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the Summary Statement. Wiring instructions are attached in Exhibit V.

D. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate IBNAR liability, as described in Article I, Paragraph B, throughout the calendar year. Both the CEDING COMPANY and the REINSURER shall approximate the annuitization rate each calendar quarter during the year to determine if actual annuitization exceeds the maximum annuitization rate, specified in Article I, Paragraph B, on an annual basis. If the maximum annuitization rate is exceeded, the REINSURER will temporarily suspend the payment of Income Program claims until the end of the following calendar quarter or until such time that all data required for the calculation is available. The REINSURER will then determine whether a true-up of Income Program claims for the calendar year is required. It is the intent of both parties that the calculations described in this Paragraph D are mutually confirmed prior to initiation of any actions described herein.

E. The payment of reinsurance premiums is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not pay reinsurance premiums in a timely manner as defined below, the REINSURER may exercise the following rights:

     1. The REINSURER reserves the right to charge interest if premiums are not paid within sixty (60) days of the due date, as defined in Paragraph C of this Article. The interest rate charged shall be based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the

                     ARTICLE VI, REINSURANCE ADMINISTRATION

                                   (Continued)



          due date of the reinsurance premiums plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year). Interest will accrue from sixty (60) days following the due date shown on the Summary Statement.

     2. The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due the due date described in Paragraph C of this Article, by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety-(90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. If all premiums in default are received within the ninety-(90) day time period, the Agreement will remain in effect.

F. If claims are not paid within sixty (60) days of the REINSURER's receipt of satisfactory proof of claim liability, the CEDING COMPANY reserves the right to charge interest, based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date shown on the Summary Statement plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year). Interest will accrue from sixty (60) days following the due date shown on the Summary Statement.

                                  ARTICLE VII.

                              SETTLEMENT OF CLAIMS


A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on or after the expiration of the waiting period and upon annuitization under the terms of the Income Program where such events occur, on the policies reinsured hereunder, on or after the EFFECTIVE DATE, subject to the liability limitations described in
     Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual Income Program benefits paid in that month, based on the IBNAR definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E. With respect to Extra-Contractual Damages, in no event will the REINSURER participate in punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

     The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed in equitable proportions.

     For the purposes of this provision, the following definitions will apply:

          "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute

          "Statutory Penalties" are those amounts awarded as a penalty, but fixed in amount by statute

          "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute

     If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

                        ARTICLE VII, SETTLEMENT OF CLAIMS
                                   (Continued)



F. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.

                                 ARTICLE VIII.

                                 TREATY RESERVE


A. The reserves held by the REINSURER in its statutory financial statement will be greater than or equal to those required by the state where the statement is filed.

B. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

                                  ARTICLE IX.

                              RECAPTURE PRIVILEGES


A. The CEDING COMPANY may recapture existing reinsurance in force in accordance with the following rules:

B. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

C.   No recapture will be made unless reinsurance has been in force for fifteen
     (15) years, as measured from the EFFECTIVE DATE, or on some other date if mutually agreed to by both parties.

D. The recapture shall apply to all the reinsurance in force under the Agreement.

E. Recapture will only be available provided the total carryforward, upon release of treaty reserves, is in a positive position. The total carryforward is defined as the sum of the carryforwards of this Agreement and the complementary death benefits agreement, No. 2001-47, that reinsures the same variable annuity contracts specified in Schedule A.

F. The carryforward for each Agreement is defined as the current period's reinsurance premium, minus all reinsurance claims paid under this Agreement for the current period, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value for the current period, minus the change in treaty reserves from the prior period to the current period, plus the prior period's carryforward. The monthly carryforward amount is accumulated at the ninety-(90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

     Note: For purposes of calculating the carryforward, treaty reserves are defined as the minimum statutory reserves required of the REINSURER in the CEDING COMPANY's state of domicile. The CEDING COMPANY shall promptly notify the REINSURER of any change in its state of domicile.

G. Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., every month the initial quota share percentage reduces 2.78% times the initial quota share percentage). It is irrevocable once elected.

H. The CEDING COMPANY and the REINSURER agree to exchange carryforward calculations each year-end to ensure ongoing agreement on the position of the carryforward.

                                   ARTICLE X.

                              INSPECTION OF RECORDS

A. The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

                                  ARTICLE XI.

                                   INSOLVENCY


A.   A party to this Agreement will be deemed insolvent when it:

          a. Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor ("Authorized Representative") of its properties or assets; or

          b.   Is adjudicated as bankrupt or insolvent; or

          c. Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

          d. Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured directly to the CEDING COMPANY or its Authorized Representative without diminution because of the insolvency of the CEDING COMPANY.

C. In the event of insolvency of the CEDING COMPANY, the Authorized Representative will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its Authorized Representative. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

D. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one hundred and eighty (180) days past due at the date of the court order of liquidation.

E. In the event of insolvency of the REINSURER, the provisions of Article IX notwithstanding, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.

                                  ARTICLE XII.

                                   NEGOTIATION


A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location within thirty (30) days of the last appointment and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XIII. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

                                 ARTICLE XIII.

                                   ARBITRATION


A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XII, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. The decision of the arbitrators shall be made within nine (9) months of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrators if necessary. Once a decision is reached, there will be no appeal of their written decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement. Should the arbitrators be unable to reach a decision within nine (9) months of the filing of the notice of intention to arbitrate and should the parties further be unable to agree upon an extension of the time limit, then either party to this Agreement may commence litigation proceedings.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance or reinsurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators within thirty (30) days from the date notification is received and these two arbitrators will select the third arbitrator within thirty (30) days from the date of appointment of the last arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the date notification is received, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the last arbitrator, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any

                            ARTICLE XIII, ARBITRATION
                                   (Continued)


     objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

                                  ARTICLE XIV.

                          RIGHT TO OFFSET BALANCES DUE


The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

                                  ARTICLE XV.

                          CONTRACT AND PROGRAM CHANGES


A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change shall be made by the CEDING COMPANY without PRIOR notification to the REINSURER and without changes being declared effective by the Securities and Exchange Commission (SEC), if necessary. The REINSURER will approve or disapprove of the fund change within fifteen (15) working days of the date on which they receive notification.

     The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with overall risk profile characteristics similar to those listed in Schedule B at inception of the Agreement. As long as this is the case, the REINSURER will approve such fund changes within fifteen (15) working days of receiving such notification.

     Should any such change result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall within fifteen (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for new and inforce business affected by the change. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

B. The CEDING COMPANY shall also give the REINSURER ADVANCE notice of any other changes to any contract forms reinsured hereunder, such as the annuity product design and/or death benefit design, the fees and charges, or the addition of any riders. The REINSURER shall, within fifteen (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its approval of such change or its intent to revise the terms of this Agreement.

     Should any such change affect new business to be reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that new business only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall, within fifteen
     (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then the CEDING COMPANY shall have the right of immediate termination of this Agreement for new business only. The CEDING COMPANY shall

                    ARTICLE XV, CONTRACT AND PROGRAM CHANGES
                                   (Continued)


     provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

     Should any such change affect inforce contracts reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall, within fifteen
     (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for inforce business affected by said change only. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

C. The above paragraphs notwithstanding, neither party, acting unreasonably, will withhold agreement to revised terms for the sole purpose of terminating this Agreement.

D. The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications produced by the CEDING COMPANY as though the REINSURER were a contractholder in the CEDING COMPANY's state of domicile.

                                  ARTICLE XVI.

                                 CONFIDENTIALITY


A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on December 1, 1998 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit IV. All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall, in accordance with the terms of the Confidentiality Agreement, hold confidential and not disclose or make competitive use of any shared Confidential Information of the other party (as such term is defined in the Confidentiality Agreement), unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available by means other than by either party or their agents, or unless the disclose is required for retrocession purposes, has been mandated by law, or is duly required by external auditors.

B. The REINSURER will treat all personal policyholder information received from the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure, in accordance with the CEDING COMPANY's commitment to its policyholders and in accordance with federal and state privacy laws. The CEDING COMPANY recognizes that the REINSURER may need to share certain information with auditors, regulators and retrocessionaires in the normal course of conducting business.

                                 ARTICLE XVII.

                                OTHER PROVISIONS


A. Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

     If to CEDING COMPANY:   The Manufacturers Life Insurance Company of
                             North America
                             500 Boylston Street, Suite 400
                             Boston, MA 02116-3739
                             Attn: Chief Financial Officer

     If to REINSURER:        AXA Corporate Solutions Life Reinsurance Company
                             17 State Street, 32nd Floor
                             New York, New York 10004
                             Attn:  Life Reinsurance Treaty Officer

     All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will
     1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B. Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld. It is understood that the CEDING COMPANY, as of the writing of this Agreement, is contemplating an internal consolidation of its business that could result in the assignment of this Agreement to another entity within the CEDING COMPANY's corporate family. Said assignment shall be considered approved by the REINSURER.

C. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement. If said provision is deemed material to other provisions contained within the agreement, both parties will negotiate in good faith to restore the agreement to a similar position prior to said provision being determined to be invalid or unenforceable.

D.   Currency. All financial transactions under this Agreement shall be made in
     U. S. dollars.

                                 ARTICLE XVIII.

                                ENTIRE AGREEMENT

This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.

                                  ARTICLE XIX.

                                     DAC TAX


               TREASURY REGULATION SECTION 1.848-2(g)98) ELECTION

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER's receipt of the CEDING COMPANY's calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE XX.

                              DURATION OF AGREEMENT


A. This Agreement shall be open for new business for a minimum of two (2) years as measured from the EFFECTIVE DATE, subject to a limit of one billion dollars ($1,000,000,000) of total new considerations to the CEDING COMPANY on the product(s) reinsured hereunder, divided by the REINSURER's Quota Share Percentage. Anytime on or after the second anniversary of this Agreement, or anytime on or after attainment of the limit on total new considerations described in this Paragraph, and upon ninety (90) days written notice, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. Additional purchase payments made after the close of this Agreement are covered hereunder for contracts issued during the period this Agreement was open for new business.

B. This Agreement shall be unlimited as to its duration but may be reduced or terminated for new business as provided in this Article, above.

C. The REINSURER provides the reinsurance coverage hereunder with the understanding that the CEDING COMPANY will not provide its distributors (e.g., wholesalers, producers, etc.) compensation that is different from that which is stated below. In the event that this proves to be otherwise, the REINSURER shall have the right to amend terms of this Agreement to return it to its original risk profile. Should this not be possible, the REINSURER may immediately terminate this Agreement for new and inforce business.

                  Income Program Annuitization Commission Schedule:    None

                  Normal Annuitization Commission Schedule:            None

D. Commutation of term certain annuity payments or any other liquidity feature is unavailable to those individuals who annuitize under the Income Program. In the event that this proves to be otherwise, the REINSURER shall have the right to amend terms of this Agreement to return it to its original risk profile. Should this not be possible, the REINSURER may immediately terminate this reinsurance arrangement for new and inforce business.

                                  ARTICLE XXI.

                             EXECUTION OF AGREEMENT


This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


By:  _______________________________________________
Date:_______________________
              David Libbey, Vice President & CFO



Attest:   _______________________________________________
               Marc Costantini, Vice President

AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY


By:  _______________________________________________
Date:_______________________
              Michael W. Pado, President



By:        _______________________________________________
              Dina Greenbaum, Assistant Vice President



Attest:   _______________________________________________
              Julia Cornely, Assistant Vice President

                                   SCHEDULE A

                              PLANS OF REINSURANCE


A.   REINSURER's Quota Share Percentage:

          100%

B.   Issue Dates:

         New Policies issued on or after July 1, 2001.

         Contractholders may, at their sole discretion, elect, revoke or make changes to their contract within sixty (60) days (hereinafter known as the 60-day window) of the contract issue date. The election or termination of any optional rider within the 60-day window will be retroactive to date of issue, and will be covered under this Agreement. All reinsurance premiums and claims will be trued up accordingly. The CEDING COMPANY will identify the policies covered under the 60-day window by submitting policyholder information on a separate data form. The CEDING COMPANY does not plan to market or develop a program highlighting this 60-day window. (Note: A maximum of 15% of contracts reported in any month will be covered under the 60-day window for contracts that have passed their statutory free-look period. There will be no limit for contracts that are still within their statutory free-look period.)

C.   GMIB (Contractual Income Program Benefit) Reinsured:

         Income Benefit Base (IBB)

          - For Issue Ages 0-75: Greater of an Annual Ratchet to attained age 81 and a 6% Rollup to attained age 85; frozen thereafter.

          - For Issue Ages 76-85: Greater of an Annual Ratchet to attained age 81 and a 4% Rollup to attained age 85; frozen thereafter.

         Note: The IBB is reduced proportionately for withdrawals.

         An annuitant change is allowed, as long as the new annuitant is the same age or younger than the original annuitant. The type of benefit (6% Rollup or 4% Rollup) is based on the original annuitant's age.

         Waiting Period

         Contractholders can elect to annuitize under the Income Program thirty
         (30) days following their tenth (10th) or later contract anniversary and also under one of the life annuity forms stated in Article IV.

D.   Product Features:

         Annuitization
         Annuitization under the Income Program means that the annuitant is receiving guaranteed fixed income payments based on the IBB and the MAPR under one of the life annuity forms shown within the MAPR calculation set forth in Article IV.

                                   SCHEDULE A

         Income Program Rider Election
         The contractholder can only elect the Income Program Rider at issue and during the 60-day window described in Paragraph B of this Schedule A. Once election is made, it is irrevocable (except within the contractual free look provisions of the contract).

         Income Program Rider Cancellation
         The contractholder of the annuity can not cancel the Income Program rider at any time (except within the contractual free look provisions of the contract).

         Step-Up or Reset of IBB
         Not Available.

E.   Spousal Continuances

         A Spousal Continuance occurs if the deceased owner's spouse is the beneficiary. The surviving spouse continues the contract, including any optional benefits such as GRIP II, as the new owner. In such a case, the GRIP II Income Benefit Base continues the same as it would for a change of annuitant, except the requirement that the annuitant be younger is waived for the spouse.

         Providing that the CEDING COMPANY can individually identify Spousal Continuances, as shown in Schedule C, the REINSURER will cover Spousal Continuances under this Agreement and will treat them as new issues to the extent that, at the time of continuance, this Agreement is open for new business as defined in Article XX, Paragraph A.

F.   Related Contracts:

          Venture and Venture III Variable Annuity policy forms specified below that elect the GRIP II rider specified below.

          Policy Forms

          VENTURE.001, VENTURE.001.94, VENTURE.001.98

          VENTURE.003, VENTURE.003.98

          VENTURE.004

          VENTURE.005, VENTURE.005.98

          VENTURE.100  (Consisting of:  VENTURE.100.S01V00, VENTURE.100P01V00,
                       VENTURE.100P02V00, VENTURE.100P03V00, VENTURE.100P04V00,
                       VENTURE.100P05V00, VENTURE.100P06V00, VENTURE.100P07V00,
                       VENTURE.100P08V001, VENTURE.100P09V00, VENTURE.100P10V00,
                       VENTURE.100P11V001, VENTURE.100P12V00, VENTURE.100.T01V00

         Grip II Rider Form

         BR003.00

         BR003.00G

                                   SCHEDULE B

                                INVESTMENT FUNDS


                                        VARIABLE FUNDS
-------------------------------------------------------------------------------------------------------------
AIM                                      Jennison                                   Brinson
---                                      --------                                   -------
All Cap Growth Trust                     Capital Appreciation Trust                 Tactical Allocation Trust
Aggressive Growth Trust
                                         Lord Abbett                                Munder
                                         -----------                                ------
CGTC                                     Mid Cap Value Trust                        Internet Technologies
----
Diversified Bond Trust
Income & Value Trust                     Manufacturers Advisor Corporation          PIMCO
US Large Cap Value Trust                 ---------------------------------          -----
Small Company Blend Trust                Pacific Rim Emerging Markets Trust         Global Bond Trust
                                         Money Market Trust                         Total Return Trust
                                         Quantitative Equity Trust
Cohen & Steers                           Balanced Trust                             Putnam
--------------                           Quantitative Mid Cap Trust                 ------
Real Estate Securities                   Lifestyle Conservative 280 Trust           Global Equity
                                         Lifestyle Moderate 460 Trust               Mid Cap Opportunities
Davis Selected                           Lifestyle Balanced 640 Trust
--------------                           Lifestyle Growth 820 Trust
Financial Services                       Lifestyle Aggressive 1000 Trust            Rowe Price -- Flem.
Fundamental Value                        International Index Trust                  -------------------
                                         Total Stock Market Index Trust             International Stock Trust
                                         500 Index Trust
Dreyfus                                  Mid Cap Index Trust                        Salomon
-------                                  Small Cap Index Trust                      -------
All Cap Value Trust                                                                 US Government Securities Trust
                                                                                    Strategic Bond Trust
Fidelity                                 Merrill Lynch
-------                                  -------------
Large Cap Growth Trust                   ML Basic Value Focus Trust                 SsgA
Overseas Trust                           ML Special Value Focus Trust               ----
Strategic Opportunities Trust            ML Developing Capital Markets Trust        Growth Trust

                                                                                    SsgA
                                                                                    ----
Founders                                  MFS                                       Growth Trust
--------                                  ---
International Small Cap Trust             Strategic Growth Trust
                                          Capital Opportunities Trust               T. Rowe Price
                                          Utilities Trust                           -------------------
Franklin                                                                            Equity Income Trust
--------                                                                            Blue Chip Growth Trust
Emerging Small Company Trust              Miller Ander. Sher.                       Science & Technology Trust
                                          -------------------                       Small Company Value Trust
Investco                                  Value Trust                               Health Sciences Trust
--------                                  High Yield Trust
Telecommunications Trust
Mid Cap Growth Trust

                                                                                    Templeton
                                                                                    ---------
Janus                                                                               International Value Trust
-----
Dynamic Growth Trust
                                                                                    Wellington
                                                                                    ----------
                                                                                    Growth & Income Trust
                                                                                    Investment Quality Bond Trust
                                                                                    Mid Cap Stock Trust



                                  FIXED FUNDS
                                  -----------
                                  One Year
                                  DCA Twelve Month
                                  DCA Six Month

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT


                                  (Page 1 of 3)


FIELD DESCRIPTION                                  COMMENTS

Annuitant's ID:                                    Last Name
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No./Social Insurance No.

Joint Annuitant's ID:                              Last Name  If Applicable
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No./Social Insurance No.

Owner's ID:                                        Last Name
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No./Social Insurance No.

Joint Owner's ID:                                  Last Name  If Applicable
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No./Social Insurance No.

Policy Number
Policy Issue Date                                  YYYYMMDD
Policy Issue Status                                NI = True New Issue, SC = Spousal Continuance,
                                                   EX = 1035 Exchange
Tax Status                                         Qualified (Q), or Non-qualified (N)

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                  (Page 2 of 3)

FIELD DESCRIPTION                                    COMMENTS

GMDB/EEB SECTION (If applicable)
Mortality Risk Definition Indicator                  AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                                  A =
                                                     Annuitant, O = Owner, 1 =
                                                     1st to die, 2 = 2nd to die
                                                     (e.g., A2 = payable upon
                                                     death of second of joint
                                                     annuitants)
Current Ratchet Value                                If Applicable
Current Reset Value                                  If Applicable
Current Rollup Value                                 If Applicable
Current Return of Premium Value                      If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                               Greater of Account Value and Minimum Guaranteed Death Benefit
Effective Date of the Rider
Account Value as of the Effective
Date of the Rider
Mortality Risk            VNAR                       Max [Contractual Death Benefit - Account Value), 0]
                         SCNAR                       Surrender Charge, if applicable
                        EEMNAR                       T%(AV less Net Purchase Payments), if applicable
Earnings                                             AV less Net Purchase Payments
Earnings Cap                                         If Applicable
Tax Percentage                                       If Applicable
GEM Rider                                            Y = benefit elected, N = benefit not elected, NA = not applicable


GMIB SECTION (If applicable)
----------------------------
GMIB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Income Benefit Elected                               01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period                         YYYYMMDD
GMIB Annuitization Date                              YYYYMMDD - actual date
Most Recent GMIB Step-up/Reset Date                  YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                                    Calculated using an individual life annuity form with 10 years certain
Treasury Rate                                        Used in IBNAR calculation


GMAB SECTION (If applicable)
----------------------------
GMAB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Accumulation Benefit Elected                         01 = option 1, 02 = option 2, etc.
Maturity Date                                        YYYYMMDD
Most Recent GMAB Step-up/Rollover Date               YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                                Current Value
GMAB NAR                                             Max [ (GMAB Guaranteed Value - Account Value) , 0]

Account Value                                        Current total value
Surrender Charge                                     If reinsured
Cumulative Deposits                                  Total premiums
Cumulative Withdrawals                               Total withdrawals
Net Purchase Payments                                Total premiums less total withdrawals (proportional adjustment)
Deposits made in quarter of death                    dollar value
Quota Share reinsured                                percentage

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                  (Page 3 of 3)

FIELD DESCRIPTION                           COMMENTS

Funding Vehicle Values:
-----------------------
    "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund


Fixed Account
Dollar Cost Averaging

Note: total of funding vehicles
should equal account value.

Termination  Information:
-------------------------
Termination Date                           YYYYMMDD, If applicable
Reason for Termination                     Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I),
                                           Other (O).
Cause of Death                             If applicable.  Use your Cause of Death code, and provide translation

Summary Information:                       For reconciliation purposes (may be paper summary)
--------------------
Total number of records                    Monthly aggregate information by GMIB Design, GMAB Design, and
                                           Pricing Cohort (if applicable)
Total of each dollar field                 Monthly aggregate information by GMIB Design, GMAB Design, and
                                           Pricing Cohort (if applicable)

Note:  All values to nearest dollar

                                   EXHIBIT I

                                 MORTALITY TABLE

---------------------------------------------------------------------------------------------------
                    1983 BASIC PER THOUSAND RATES (APPLY AT ATTAINED AGE)
---------------------------------------------------------------------------------------------------
             MALE-       FEMALE-               MALE-       FEMALE-              MALE-       FEMALE-
    AGE      QX'S         QX'S      AGE        QX'S         QX'S      AGE        QX'S         QX'S
---------------------------------------------------------------------------------------------------
     5       0.419        0.216      51        4.923        2.240      97      243.467      220.718
     6       0.389        0.178      52        5.347        2.461      98      260.817      234.558
     7       0.370        0.149      53        5.776        2.696      99      279.877      249.383
     8       0.391        0.149      54        6.212        2.944     100      301.007      265.794
     9       0.409        0.151      55        6.660        3.212     101      324.568      284.392
    10       0.424        0.157      56        7.121        3.501     102      350.918      305.779
    11       0.438        0.163      57        7.599        3.813     103      380.419      330.556
    12       0.450        0.172      58        8.100        4.154     104      413.429      359.322
    13       0.461        0.183      59        8.647        4.534     105      450.309      392.682
    14       0.472        0.194      60        9.264        4.963     106      491.419      431.234
    15       0.483        0.209      61        9.981        5.453     107      537.118      475.581
    16       0.496        0.223      62       10.822        6.014     108      587.766      526.324
    17       0.509        0.238      63       11.811        6.656     109      643.723      584.064
    18       0.524        0.254      64       12.960        7.370     110      705.349      649.402
    19       0.542        0.271      65       14.279        8.151     111      773.004      722.940
    20       0.561        0.289      66       15.777        8.989     112      847.048      805.278
    21       0.583        0.307      67       17.463        9.876     113      927.840      897.018
    22       0.607        0.326      68       19.349       10.812     114      963.920      948.509
    23       0.633        0.346      69       21.440       11.837     115     1000.000     1000.000
    24       0.662        0.367      70       23.746       12.997
    25       0.691        0.388      71       26.274       14.339
    26       0.722        0.409      72       29.034       15.910
    27       0.752        0.430      73       32.039       17.756
    28       0.782        0.450      74       35.327       19.899
    29       0.812        0.470      75       38.940       22.363
    30       0.843        0.490      76       42.923       25.171
    31       0.873        0.511      77       47.319       28.343
    32       0.904        0.532      78       52.168       31.908
    33       0.937        0.554      79       57.506       35.920
    34       0.973        0.579      80       63.362       40.439
    35       1.019        0.606      81       69.768       45.528
    36       1.076        0.638      82       76.757       51.246
    37       1.147        0.674      83       84.342       57.654
    38       1.238        0.718      84       92.478       64.818
    39       1.351        0.768      85      101.097       72.798
    40       1.490        0.824      86      110.136       81.659
    41       1.658        0.890      87      119.530       91.464
    42       1.859        0.963      88      129.240      102.241
    43       2.096        1.047      89      139.327      113.879
    44       2.366        1.140      90      149.874      126.228
    45       2.666        1.247      91      160.970      139.141
    46       2.992        1.368      92      172.699      152.469
    47       3.343        1.507      93      185.143      166.069
    48       3.714        1.666      94      198.374      179.816
    49       4.104        1.841      95      212.460      193.587
    50       4.508        2.033      96      227.468      207.261

                                    EXHIBIT I

                                MORTALITY TABLES
                                   (continued)

---------------------------------------------------------------------------------------------------
                    1983 VALUATION PER THOUSAND RATES (APPLY AT ATTAINED AGE)
---------------------------------------------------------------------------------------------------
             MALE-       FEMALE-               MALE-       FEMALE-              MALE-       FEMALE-
    AGE      QX'S         QX'S      AGE        QX'S         QX'S      AGE        QX'S         QX'S
---------------------------------------------------------------------------------------------------
     5      0.377         0.194   51       4.431         2.016         97     219.120       198.646
     6      0.350         0.160   52       4.812         2.215         98     234.735       211.102
     7      0.333         0.134   53       5.198         2.426         99     251.889       224.445
     8      0.352         0.134   54       5.591         2.650        100     270.906       239.215
     9      0.368         0.136   55       5.994         2.891        101     292.111       255.953
    10      0.382         0.141   56       6.409         3.151        102     315.826       275.201
    11      0.394         0.147   57       6.839         3.432        103     342.377       297.500
    12      0.405         0.155   58       7.290         3.739        104     372.086       323.390
    13      0.415         0.165   59       7.782         4.081        105     405.278       353.414
    14      0.425         0.175   60       8.338         4.467        106     442.277       388.111
    15      0.435         0.188   61       8.983         4.908        107     483.406       428.023
    16      0.446         0.201   62       9.740         5.413        108     528.989       473.692
    17      0.458         0.214   63      10.630         5.990        109     579.351       525.658
    18      0.472         0.229   64      11.664         6.633        110     634.814       584.462
    19      0.488         0.244   65      12.851         7.336        111     695.704       650.646
    20      0.505         0.260   66      14.199         8.090        112     762.343       724.750
    21      0.525         0.276   67      15.717         8.888        113     835.056       807.316
    22      0.546         0.293   68      17.414         9.731        114     914.167       898.885
    23      0.570         0.311   69      19.296        10.653        115    1000.000      1000.000
    24      0.596         0.330   70      21.371        11.697
    25      0.622         0.349   71      23.647        12.905
    26      0.650         0.368   72      26.131        14.319
    27      0.677         0.387   73      28.835        15.980
    28      0.704         0.405   74      31.794        17.909
    29      0.731         0.423   75      35.046        20.127
    30      0.759         0.441   76      38.631        22.654
    31      0.786         0.460   77      42.587        25.509
    32      0.814         0.479   78      46.951        28.717
    33      0.843         0.499   79      51.755        32.328
    34      0.876         0.521   80      57.026        36.395
    35      0.917         0.545   81      62.791        40.975
    36      0.968         0.574   82      69.081        46.121
    37      1.032         0.607   83      75.908        51.889
    38      1.114         0.646   84      83.230        58.336
    39      1.216         0.691   85      90.987        65.518
    40      1.341         0.742   86      99.122        73.493
    41      1.492         0.801   87     107.577        82.318
    42      1.673         0.867   88     116.316        92.017
    43      1.886         0.942   89     125.394       102.491
    44      2.129         1.026   90     134.887       113.605
    45      2.399         1.122   91     144.873       125.227
    46      2.693         1.231   92     155.429       137.222
    47      3.009         1.356   93     166.629       149.462
    48      3.343         1.499   94     178.537       161.834
    49      3.694         1.657   95     191.214       174.228
    50      4.057         1.830   96     204.721       186.535

                                    EXHIBIT I
                                   (continued)
                               PROJECTION SCALE G

  Age          Male        Female      Age          Male       Female      Age           Male       Female
----------------------------------------------------------------------------------------------------------
   5           1.50%        1.50%      53           1.70%       1.95%      101           0.20%       0.25%
   6           1.50%        1.50%      54           1.65%       1.90%      102           0.00%       0.00%
   7           1.50%        1.50%      55           1.60%       1.85%      103           0.00%       0.00%
   8           1.25%        1.40%      56           1.55%       1.80%      104           0.00%       0.00%
   9           1.00%        1.30%      57           1.50%       1.75%      105           0.00%       0.00%
   10          0.75%        1.20%      58           1.50%       1.75%      106           0.00%       0.00%
   11          0.50%        1.10%      59           1.50%       1.75%      107           0.00%       0.00%
   12          0.25%        1.00%      60           1.50%       1.75%      108           0.00%       0.00%
   13          0.24%        0.90%      61           1.50%       1.75%      109           0.00%       0.00%
   14          0.23%        0.80%      62           1.50%       1.75%      110           0.00%       0.00%
   15          0.22%        0.70%      63           1.50%       1.75%      111           0.00%       0.00%
   16          0.21%        0.60%      64           1.50%       1.75%      112           0.00%       0.00%
   17          0.20%        0.50%      65           1.50%       1.75%      113           0.00%       0.00%
   18          0.18%        0.50%      66           1.50%       1.75%      114           0.00%       0.00%
   19          0.16%        0.50%      67           1.50%       1.75%      115           0.00%       0.00%
   20          0.14%        0.50%      68           1.45%       1.75%
   21          0.12%        0.50%      69           1.40%       1.75%
   22          0.10%        0.50%      70           1.35%       1.75%
   23          0.10%        0.55%      71           1.30%       1.75%
   24          0.10%        0.60%      72           1.25%       1.75%
   25          0.10%        0.65%      73           1.25%       1.70%
   26          0.10%        0.70%      74           1.25%       1.65%
   27          0.10%        0.75%      75           1.25%       1.60%
   28          0.23%        0.85%      76           1.25%       1.55%
   29          0.36%        0.95%      77           1.25%       1.50%
   30          0.49%        1.05%      78           1.25%       1.50%
   31          0.62%        1.15%      79           1.25%       1.50%
   32          0.75%        1.25%      80           1.25%       1.50%
   33          1.00%        1.45%      81           1.25%       1.50%
   34          1.25%        1.65%      82           1.25%       1.50%
   35          1.50%        1.85%      83           1.25%       1.50%
   36          1.75%        2.05%      84           1.25%       1.50%
   37          2.00%        2.25%      85           1.25%       1.50%
   38          2.00%        2.25%      86           1.25%       1.50%
   39          2.00%        2.25%      87           1.25%       1.50%
   40          2.00%        2.25%      88           1.20%       1.45%
   41          2.00%        2.25%      89           1.15%       1.40%
   42          2.00%        2.25%      90           1.10%       1.35%
   43          1.95%        2.20%      91           1.05%       1.30%
   44          1.90%        2.15%      92           1.00%       1.25%
   45          1.85%        2.10%      93           1.00%       1.25%
   46          1.80%        2.05%      94           1.00%       1.25%
   47          1.75%        2.00%      95           1.00%       1.25%
   48          1.75%        2.00%      96           1.00%       1.25%
   49          1.75%        2.00%      97           1.00%       1.25%
   50          1.75%        2.00%      98           0.80%       1.00%
   51          1.75%        2.00%      99           0.60%       0.75%
   52          1.75%        2.00%      100          0.40%       0.50%

EXHIBIT II

                             BENEFIT LIMITATION RULE

TRAPEZOIDAL RULE

Average Aggregate IBB Value inforce in calendar year Z equals:

 IBB(  Jan  )
          B       +
 ----------------
     24

 IBB(Feb ) + IBB(Mar ) + IBB(Apr ) + IBB(May )
        B           B           B           B   +
 ----------------------------------------------
                                       12

 IBB(Jun ) + IBB(Jul  ) + IBB(Aug ) + IBB(Sep )
        B            B           B           B  +
 --------------------------------------------------
                                       12

 IBB(Oct  ) + IBB(Nov ) + IBB(Dec )
         B           B           B   +
 ----------------------------------
                   12

 IBB(Dec )
        E
-------------
     24

where IBB(Month(B) ) is equal to the beginning of month aggregate IBB value of the Related Contracts listed in Schedule A and IBB(Month(E) ) is equal to the end of month aggregate IBB value of the Related Contracts listed in Schedule A that are eligible to annuitize under the Income Program. Contracts eligible to annuitize under the Income Program are those contracts whose waiting period expired prior to calendar year Z and those contracts whose waiting period will expire during calendar year Z.

For partial calendar years IBB(Month(B) ) for months prior to the EFFECTIVE DATE of this Reinsurance Agreement or for months subsequent to the termination of all business hereunder, should be set equal to zero.

                                  EXHIBIT III

                  ANNUITIZATION RATE AND EXPOSURE DETERMINATION

     DEFINED VARIABLES

W        total IBB value for each reinsured contract, as of the contract's
 z anniversary in calendar year Z, which is eligible to annuitize under the Income Program (i.e., past their waiting period) by November 30th of year Z.

N        total IBB value for each reinsured contract, as of the contract's
 z anniversary in calendar year Z, which is eligible to annuitize under the Income Program during the month of December in year Z (i.e. not part of Wz ).

T        total IBB value, from cohort Wz , terminating within 30-days after the
 Wz contract's anniversary in year Z; total IBB value is measured as of the date of termination

T        total IBB value, from cohort Nz , terminating within 30-days after the
 Nz contract's anniversary in year Z; total IBB value is measured as of the date of termination

         Terminations are defined as follows:

-        Death of owner or annuitant resulting in payment of death benefit
-        Surrender of Contract and partial withdrawals
-        Annuitizations which are not under the Income Program
-        Attainment of maximum annuitization age or attained age 95, if earlier

A (W )   total IBB value, as of the contract's anniversary in calendar year Z,
 z  z    from cohort Wz which annuitized under the Income Program rider during year Z

A (N )   total IBB value, as of the contract's anniversary in calendar year Z,
 z  z    from cohort Nz which annuitized under the Income Program rider during year Z

                  1          1                     1
Exposure  =  W  - -  T    +  -     ( N  + N    ) - -    T    +  T
        z     z   2   W      2        Z    Z -1    4  (  N       N    )
                       Z                                  Z       Z -1


                             A  (W  ) + A  (N  ) + A   ( N     )
Annuitization _ Rate    =     Z   Z      Z   Z      Z      Z -1
                    Z        -----------------------------------
                                            Exposure
                                                    Z

Note: This formula only applies to contracts reinsured at the beginning of a calendar year.

                                   EXHIBIT IV

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

                                   EXHIBIT V

                               WIRING INSTRUCTIONS







AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY'S TECHNICAL ACCOUNT

Account held at:           Chase Manhattan Bank, N.A.

                           New York, NY  10019

Account Number:            ABA#             021000021

                           Account #        323-095569

                           Premium & Loss Account


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA'S ACCOUNT

Account held at:           State Street Bank and Trust Co.

                           Boston, MA

Account Number:            ABA#             011000028

                           Account #        50814086

                           MNA Transfer Account